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                                                                     Exhibit 3.4


                              BYLAWS AMENDMENT OF
                         SATCON TECHNOLOGY CORPORATION

     Article III of SatCon Technology Corporation's Bylaws is hereby deleted in its entirety and the following Bylaws provisions is hereby implemented in lieu thereof.


Article III.  Directors.
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     Section 1.  General Powers.  The business of the Corporation shall be
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managed by its Board of Directors, which may exercise all powers of the
Corporation and perform all lawful acts that are not by law, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or performed by the stockholders. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled pursuant to this Article.

     Section 2.  Number, Election, Tenure and Qualification.  The number of
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directors shall be determined by the Board of Directors; but in no event shall the number be less than three. Directors shall be elected at the annual meeting of the stockholders, in the manner provided in the Certificate of Incorporation by such stockholders as have the right to vote thereon. The number of directors may be increased or decreased by action of the Board of Directors. Directors need not be stockholders.

     Section 3.  Vacancies.  If any vacancies occur in the Board of Directors,
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or if any new directorships are created, they may be filled in the manner
provided in the Certificate of Incorporation.   If there are no directors in
office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation, at which meeting such vacancies shall be filled.

     Section 4.  Removal or Resignation.
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     (a) except as otherwise provided by law or the Certificate of
Incorporation, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     (b) Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, if any, or the President or Secretary of the Corporation. Unless otherwise specified in such written notice, a resignation shall take effect on delivery thereof to the Board of Directors or the designated officer. It shall not be necessary for a resignation to be accepted before it becomes effective.

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     Section 5.  Place of Meetings.  The Board of Directors may hold meetings,
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both regular and special, either within or without the State of Delaware.

     Section 6.  Annual Meeting.  The annual meeting of the Board of Directors
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shall be held immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the directors in order to constitute the meeting legally, provided a quorum shall be present.

     Section 7.  Regular Meetings.  Additional regular meetings of the Board of
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Directors may be held without notice of such time and place as may be determined from time to time by the Board of Directors.

     Section 8.  Special Meetings.  Special meetings of the Board of Directors
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may be called by the Chairman of the Board, the President, or by two or more directors on at least two days' notice to each director, if such notice is delivered personally or sent by telegram, or on at least three days' notice if sent by mail. Special meetings shall be called by the Chairman of the Board, President, Secretary, or two or more directors in like manner and on like notice on the written request of one-half or more of the number of directors then in office. Any such notice need not state the purpose or purposes of such meeting, except as provided in Article XI.

     Section 9.  Quorum and Adjournments.  At all meetings of the Board of
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Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting at which the adjournment is taken, until a quorum shall be present.

     Section 10.  Compensation.  Directors shall be entitled to such
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compensation for their services as directors and to such reimbursement for any reasonable expenses incurred in attending directors' meetings as may from time to time be fixed by the Board of Directors. The compensation of directors may be on such basis as is determined by the Board of Directors. Any director may waive compensation for any meeting. Any director receiving compensation under these provisions shall not be barred from serving the Corporation in any other capacity and receiving compensation and reimbursement for reasonable expenses for such other services.

     Section 11.  Action  by  Consent.  Any  action  required  or permitted to
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be taken at any meeting of the Board of Directors may be taken without a meeting, and without prior notice, if a written consent to such action is signed by all members of the Board of Directors and such written consent is filed with the minutes of its proceedings.

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     Section 12.  Meetings by Telephone or Similar Communications Equipment.
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The Board of Directors may participate in a meeting by conference telephone or similar communications equipment by means of which all directors participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person by any such director at such meeting.

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